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                                                                     Exhibit 5.1


                        TRIPLETT, WOOLF & GARRETSON, LLC
                        151 NORTH MAIN STREET, SUITE 800
                              WICHITA, KANSAS 67202
                                 (316) 265-5700


                                 August 15, 1997


Brite Voice Systems, Inc.
250 International Parkway, Suite 300
Heathrow, FL  32748

Gentlemen:

      We have acted as counsel for Brite Voice Systems, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 100,000 shares of common stock (the "Shares") of the Company issuable in connection with the Stock Option Agreement between the Company and a former employee. We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deem necessary for the purposes of this opinion.

      Based on the foregoing, it is our opinion that:

      1. The Company is a corporation duly organized and validly existing under the laws of the state of Kansas; and

      2. 100,000 shares of the Company's common stock to be issued upon exercise of the options granted under the Stock Option Agreement have been duly authorized and, when issued in accordance with the terms of the Stock Option Agreement, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

                                        Very truly yours,

                                        TRIPLETT, WOOLF & GARRETSON, LLC

                                              /s/ Thomas P. Garretson
                                        ---------------------------------
                                        By Thomas P. Garretson